Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-293394, 333-290719, 333-280425, 333-217390, 333-238631, 333-248095 and 333-254698) of our report dated April 11, 2025 with respect to the consolidated financial statements of Q/C Technologies, Inc. (formerly known as TNF Pharmaceuticals, Inc.), included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Stephano Slack LLC

Wayne, Pennsylvania

April 15, 2026